UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2012

C. R. BARD, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey		07974
(Address of Principal Executive Office)		(Zip Code)

(908) 277-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

C. R. Bard, Inc. (the “company”) announced it has reached a preliminary agreement with the civil and criminal divisions of the United States Attorney’s Office for the Northern District of Georgia (USAO) to resolve claims with respect to the previously-disclosed investigation of the company’s brachytherapy business. In connection with this preliminary agreement, the company will record a charge of approximately $51 million ($40.8 million after tax) in the fourth quarter of 2011. The ultimate settlement of this matter is subject to the negotiation and execution of definitive agreements, which will likely include civil settlement and non-prosecution agreements, and a corporate integrity agreement with the U.S. Department of Health and Human Services, Office of Inspector General (“OIG”). If the definitive agreements are not finalized, the eventual costs related to this matter could be materially different than this charge and the company cannot give any assurances that this matter will not have a material adverse effect on the company’s business, results of operations, financial condition and/or liquidity. See the company’s September 30, 2011 Form 10-Q for additional information regarding this matter.

This report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “approximate”, “estimate”, “expect”, “intend”, “plan”, and other words of similar meaning in connection with any discussion of the company’s future operating or financial performance, or corporate actions, events or results. Many factors may cause actual results to differ materially from anticipated results, including the ability to negotiate and execute definitive agreements with the USAO and the OIG. Actual costs may be higher or lower than the amount of the charge. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in the company’s September 30, 2011 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.
(Registrant)

By:	/s/ Todd C. Schermerhorn
Name:	Todd C. Schermerhorn
Title:	Senior Vice President and Chief Financial Officer

January 27, 2012